NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • FrankONeil@ProAssurance.com

Edward L. Rand Named President of ProAssurance Corporation
BIRMINGHAM, AL – (BUSINESSWIRE) – December 3, 2018 – ProAssurance Corporation (NYSE:PRA) today announced that Edward L. “Ned” Rand, Jr. is assuming additional responsibilities as President of the Company. Mr. Rand has been serving as Chief Operating Officer since January 2018. Prior to being promoted to that position he served 13 years as the Chief Financial Officer for ProAssurance.
Chairman and Chief Executive Officer Stan Starnes said, “Ned’s exemplary leadership has prepared ProAssurance to take advantage of the opportunities we expect to emerge as a result of changing loss trends in the healthcare professional liability market, while ensuring that we are also prepared to sustain our position of leadership as those market trends evolve. The Board and I have come to rely on Ned’s wisdom and insight into all our lines of business and we are confident that his leadership will continue to create value for our employees, customers and shareholders.”
ProAssurance’s line of business leaders will continue to exercise broad responsibilities for the success of their respective lines of business and will report directly to Mr. Rand and through him to Mr. Starnes.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past twelve years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. There are a number of risk factors that may cause outcomes that differ from our expectations or projections. These are described in detail in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”
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